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[SBM Certificate Company letterhead]                EXHIBIT 5


March 2, 1998


SBM Certificate Company
515 W. Market Street
Louisville, KY  40202

Re: SBM Certificate Company - Series 503 Certificates

Dear Sirs:

This opinion is furnished in connection with the Registration Statement on Form S-1 for SBM Certificate Company filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

I have examined all such corporate records of SBM Certificate Company, the form of the Series 503 Certificates issued (the "Certificates"), the prospectus proposed to be issued by SBM Certificate Company in connection the sale of the Certificates, and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. SBM Certificate Company is a corporation duly organized and validly existing under the laws of the State of Minnesota.

2. SBM Certificate Company has corporate power and authority to issue and sell face amount certificates on the forms examined by me.

3. The Board of Directors of SBM Certificate Company has, by resolution duly adopted by it, approved the form of certificate, and the issuance and sales thereof by ARM Securities Corporation when duly registered and otherwise qualified for sale.

4. When the Certificates have been duly registered with the SEC under the Securities Act of 1933, and the Certificates have been duly registered under applicable state law, and the Certificates are sold pursuant to the Underwriting Agreement between SBM Certificate Company and ARM Securities Corporation, the Certificates will be legally issued and binding obligations of SBM Certificate Company in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-1.

Sincerely,


      /s/ John R. McGeeney